Exhibit 4.3

AGREEMENT OF RESIGNATION, APPOINTMENT AND ACCEPTANCE, dated as of November 13, 2006 by and among BHP Billiton Finance (USA) Limited (ABN 49 057 525 505), a corporation duly organized and existing under the laws of the Commonwealth of Australia and having its principal office at 180 Lonsdale Street Melbourne, 3000, Australia (the “Company”), The Bank of New York, a banking corporation duly organized and existing under the laws of the State of New York and having its principal corporate trust office at 101 Barclay Street, 4E, New York, New York 10286 (“Successor Trustee”) and CITIBANK, N.A., a national banking association duly organized and existing under the laws of the United States of America and having its principal corporate trust office at 388 Greenwich Street, New York, New York 10013 (“Resigning Trustee”).

RECITALS:

WHEREAS, there are currently $750,000,000 aggregate principal amount of the Company’s 5.25% Senior Notes due 2015, $600,000,000 aggregate principal amount of the Company’s 5.00% Senior Notes due 2010 and $850,000,000 aggregate principal amount of the Company’s 4.8% Senior Notes due 2013 (the “Securities”) outstanding under an Indenture, dated as of April 17, 2003, by and between the Company and Resigning Trustee (the “Indenture”);

WHEREAS, the Company appointed Resigning Trustee as the Trustee, Security Registrar and Paying Agent under the Indenture;

WHEREAS, Section 610 of the Indenture provides that the Trustee may at any time resign with respect to the Securities of one or more series by giving written notice of such resignation to the Company, effective upon the acceptance by a successor Trustee of its appointment as a successor Trustee;

WHEREAS, Section 610 of the Indenture provides that, if the Trustee shall resign, the Company, by a Board Resolution, shall promptly appoint a successor Trustee;

WHEREAS, Section 611 of the Indenture provides that any successor Trustee appointed in accordance with the Indenture shall execute, acknowledge and deliver to the Company and to its predecessor trustee an instrument accepting such appointment under the Indenture, and thereupon the resignation of the predecessor Trustee shall become effective and such successor Trustee, without any further act, deed or conveyance, shall become vested with all rights, powers, duties and obligations of the predecessor trustee;

WHEREAS, the Resigning Trustee has given written notice to the Company that it is resigning as Trustee, Security Registrar and Paying Agent under the Indenture.

WHEREAS, the Company desires to appoint Successor Trustee as successor Trustee, Security Registrar and Paying Agent to succeed Resigning Trustee in such capacities under the Indenture; and

WHEREAS, Successor Trustee is willing to accept such appointment as successor Trustee, Security Registrar and Paying Agent under the Indenture;

NOW, THEREFORE, the Company, Resigning Trustee and Successor Trustee, for and in consideration of the premises and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, hereby consent and agree as follows:

THE RESIGNING TRUSTEE

1.1 Pursuant to Section 610 of the Indenture, Resigning Trustee has by letter notified the Company that Resigning Trustee is resigning as Trustee, Security Registrar, and Paying Agent under the Indenture.

1.2 Resigning Trustee hereby represents and warrants to Successor Trustee that:

(a)	No covenant or condition contained in the Indenture has been waived by Resigning Trustee or, to the best knowledge of responsible officers of Resigning Trustee’s corporate trust department, by the Holders of the percentage in aggregate principal amount of the Securities required by the Indenture to effect any such waiver.

(b)	There is no action, suit or proceeding pending or, to the best knowledge of responsible officers of Resigning Trustee’s corporate trust department, threatened against Resigning Trustee before any court or any governmental authority arising out of any act or omission of Resigning Trustee as Trustee under the Indenture.

(c)	As of the effective date of this Agreement, Resigning Trustee will hold no moneys or property under the Indenture.

(d)	Pursuant to Section 303 of the Indenture, Resigning Trustee has duly authenticated and delivered $750,000,000 aggregate principal amount of 5.25% Senior Notes due 2015, $600,000,000 aggregate principal amount of 5.00% Senior Notes due 2010 and $850,000,000 aggregate principal amount of 4.8% Senior Notes due 2013 which are outstanding as of the effective date hereof.

(e)	The registers in which it has registered and transferred registered Securities accurately reflect the amount of Securities issued and outstanding and the amounts payable thereon.

(f)	Each person who so authenticated the Securities was duly elected, qualified and acting as an officer or authorized signatory of Resigning Trustee and empowered to authenticate the Securities at the respective times of such authentication and the signature of such person or persons appearing on such Securities is each such person’s genuine signature.

(g)	This Agreement has been duly authorized, executed and delivered on behalf of Resigning Trustee and constitutes its legal, valid and binding obligation, enforceable in accordance with its terms.

(h)	To the best knowledge of responsible officers of the Resigning Trustee’s corporate trust department, no event has occurred and is continuing which is, or after notice or lapse of time would become, an Event of Default under Section 501 of the Indenture.

1.3 Resigning Trustee hereby assigns, transfers, delivers and confirms to Successor Trustee all right, title and interest of Resigning Trustee in and to the trust under the Indenture and all the rights, powers and trusts of the Trustee under the Indenture. Resigning Trustee shall execute and deliver such further instruments and shall do such other things as Successor Trustee may reasonably require so as to more fully and certainly vest and confirm in Successor Trustee all the rights, powers and trusts hereby assigned, transferred, delivered and confirmed to Successor Trustee as Trustee, Security Registrar and Paying Agent.

1.4 Resigning Trustee shall deliver to Successor Trustee, as of or promptly after the effective date hereof, all of the documents listed on Exhibit A hereto.

THE COMPANY

2.1 The Company hereby accepts the resignation of Resigning Trustee as Trustee, Security Registrar and Paying Agent under the Indenture.

2.2 The Company hereby certifies that a Board Resolution substantially similar in effect to Exhibit B annexed hereto was duly adopted by the Board of Directors of the Company, it is in full force and effect on the date hereof and authorizes certain officers of the Company to: (a) accept Resigning Trustee’s resignation as Trustee, Security Registrar and Paying Agent under the Indenture; (b) appoint Successor Trustee as Trustee, Security Registrar and Paying Agent under the Indenture; and (c) execute and deliver such agreements and other instruments as may be necessary or desirable to effectuate the succession of Successor Trustee as Trustee, Security Registrar and Paying Agent under the Indenture.

2.3 The Company hereby appoints Successor Trustee as Trustee, Security Registrar and Paying Agent under the Indenture to succeed to, and hereby vests Successor Trustee with, all the rights, powers, duties and obligations of Resigning Trustee under the Indenture with like effect as if originally named as Trustee, Security Registrar and Paying Agent in the Indenture.

2.4 Promptly after the effective date of this Agreement, the Company shall cause a notice, substantially in the form of Exhibit C annexed hereto, to be sent to each Holder of the Securities in accordance with the provisions of Section 610 of the Indenture.

2.5 The Company hereby represents and warrants to Resigning Trustee and Successor Trustee that:

(a)	The Company is a corporation duly and validly organized and existing pursuant to the laws of the Commonwealth of Australia.

(b)	The Indenture was validly and lawfully executed and delivered by the Company and the Securities were validly issued by the Company.

(c)	The Company has performed or fulfilled prior to the date hereof, and will continue to perform and fulfill after the date hereof, each covenant, agreement, condition, obligation and responsibility under the Indenture.

(d)	No event has occurred and is continuing which is, or after notice or lapse of time would become, an Event of Default under Section 501 of the Indenture.

(e)	No covenant or condition contained in the Indenture has been waived by the Company or, to the best of the Company’s knowledge, by Holders of the percentage in aggregate principal amount of the Securities required to effect any such waiver.

(f)	There is no action, suit or proceeding pending or, to the best of the Company’s knowledge, threatened against the Company before any court or any governmental authority arising out of any act or omission of the Company under the Indenture.

(g)	This Agreement has been duly authorized, executed and delivered on behalf of the Company and constitutes its legal, valid and binding obligation, enforceable in accordance with its terms.

(h)	All conditions precedent relating to the appointment of The Bank of New York as successor Trustee under the Indenture have been complied with by the Company.

THE SUCCESSOR TRUSTEE

3.1 Successor Trustee hereby represents and warrants to Resigning Trustee and to the Company that:

(a)	Successor Trustee is not disqualified under the provisions of Section 608 and is eligible under the provisions of Section 609 of the Indenture to act as Trustee under the Indenture.

(b)	This Agreement has been duly authorized, executed and delivered on behalf of Successor Trustee and constitutes its legal, valid and binding obligation, enforceable in accordance with its terms.

3.2 Successor Trustee hereby accepts its appointment as successor Trustee, Security Registrar and Paying Agent under the Indenture and accepts the rights, powers, duties and obligations of Resigning Trustee as Trustee, Security Registrar and Paying Agent under the Indenture, upon the terms and conditions set forth therein, with like effect as if originally named as Trustee, Security Registrar and Paying Agent under the Indenture.

3.3 References in the Indenture to “Principal Office” or other similar terms shall be deemed to refer to the principal corporate trust office of Successor Trustee, which is presently located at 101 Barclay Street, 4E, New York, New York 10286.

MISCELLANEOUS

4.1 Except as otherwise expressly provided herein or unless the context otherwise requires, all terms used herein which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

4.2 This Agreement and the resignation, appointment and acceptance effected hereby shall be effective as of the opening of business on November 13, 2006.

4.3 Resigning Trustee hereby acknowledges payment or provision for payment in full by the Company of compensation for all services rendered by Resigning Trustee in its capacity as Trustee, Security Registrar and Paying Agent under Section 607 of the Indenture and reimbursement in full by the Company of the expenses, disbursements and advances incurred or made by Resigning Trustee in its capacity as Trustee, Security Registrar and Paying Agent in accordance with the provisions of the Indenture. Resigning Trustee acknowledges that it relinquishes any lien it may have upon all property or funds held or collected by it to secure any amounts due it pursuant to the provisions of Section 607 of the Indenture. This Agreement does not constitute a waiver or assignment by the Resigning Trustee of any compensation, reimbursement, expenses or indemnity to which it is or may be entitled pursuant to the Indenture. The Company acknowledges its obligation set forth in Section 607 of the Indenture to indemnify Resigning Trustee for, and to hold Resigning Trustee harmless against, any loss, liability and expense incurred without negligence or bad faith on the part of Resigning Trustee and arising out of or in connection with the acceptance or administration of the trust evidenced by the Indenture (which obligation shall survive the execution hereof). The Successor Trustee does not assume responsibility for or any liability in connection with any negligence or other misconduct on the part of the Resigning Trustee or its agents in connection with such persons’ performance of their respective trusts, duties and obligations under the Indenture. The Company also acknowledges and reaffirms its obligations to the Successor Trustee as set forth in Section 607 of the Indenture, which obligations shall survive the execution hereof.

4.4 This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles thereof.

4.5 This Agreement may be executed in any number of counterparts each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

4.6 The Company, Resigning Trustee and Successor Trustee hereby acknowledge receipt of an executed and acknowledged counterpart of this Agreement and the effectiveness thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement of Resignation, Appointment and Acceptance to be duly executed, all as of the day and year first above written.

BHP BILLITON FINANCE (USA) LIMITED as Company

By:	/s/ HELEN BOYLE
	Name:	Helen Boyle
	Title:	Director

By:	/s/ ROSS E. MALLETT
	Name:	Ross E. Mallett
	Title:	Company Secretary

CITIBANK, N.A. as Resigning Trustee

By:	/s/ JENNIFER MCCOURT
	Name:	Jennifer McCourt
	Title:	Vice President

THE BANK OF NEW YORK as Successor Trustee

By:	/s/ LENA AMINOVA
	Name:	Lena Aminova
	Title:	Assistant Treasurer

EXHIBIT A

Documents to be delivered to Successor Trustee

1.	Copy of Indenture.

2.	File of closing documents from initial issuance.

3.	Copies of the most recent of each of the SEC reports delivered by the Company and the Guarantors pursuant to Section 704 of the Indenture.

4.	A copy of the most recent compliance certificate delivered pursuant to Section 1005 of the Indenture.

5.	Certified list of Holders, including certificate detail and all “stop transfers” and the reason for such “stop transfers” (or, alternatively, if there are a substantial number of registered Holders, the computer tape reflecting the identity of such Holders).

6.	Copies of any official notices sent by the Trustee to all the Holders of the Securities pursuant to the terms of the Indenture during the past twelve months and a copy of the most recent Trustee’s annual report to Holders delivered pursuant to Section 703 of the Indenture.

7.	List of any documents which, to the knowledge of Resigning Trustee, are required to be furnished but have not been furnished to Resigning Trustee.

EXHIBIT B

SUGGESTED PROVISIONS FOR RESOLUTIONS

OF

THE BOARD OF DIRECTORS

OF

BHP Billiton Finance (USA) Limited

The undersigned,                     , hereby certifies that he is the duly appointed, qualified and acting                      of BHP Billiton Finance (USA) Limited, an Australian corporation (the “Corporation”), and further certifies that the following is a true and correct copy of certain resolutions duly adopted by the Board of Directors of said Corporation as of                      and that said resolutions have not been amended, modified or rescinded:

RESOLVED, that the Corporation appoint The Bank of New York (“Successor Trustee”) as successor Trustee, Paying Agent and Security Registrar under the Indenture dated as of April 17, 2003 by and between the Corporation and Citibank, N.A. (“Resigning Trustee”), as Trustee (the “Indenture”), pursuant to which the Corporation issued its 5.25% Senior Notes due 2015, 5.00% Senior Notes due 2010 and 4.8% Senior Notes due 2013 and that the Corporation accept the resignation of Resigning Trustee as Trustee, Paying Agent and Security Registrar under the Indenture, such resignation to be effective upon the execution, delivery and effectiveness of an instrument or instruments pursuant to which Successor Trustee accepts appointment as successor Trustee, Security Registrar and Paying Agent under the Indenture; and it is further

RESOLVED, that the Chairman of the Board, the President, any Vice President, the Treasurer or any Assistant Treasurer of the Corporation be, and each of them hereby is, authorized, empowered and directed to execute and deliver in the name and on behalf of the Corporation an instrument or instruments appointing Successor Trustee as the successor Trustee, Security Registrar and Paying Agent and accepting the resignation of Resigning Trustee; and it is further

RESOLVED, that the proper officers of the Corporation are hereby authorized, empowered and directed to do or cause to be done all such acts or things, and to execute and deliver, or cause to be executed or delivered, any and all such other agreements, amendments, instruments, certificates, documents or papers (including, without limitation, any and all notices and certificates required or permitted to be given or made on behalf of the Corporation to Successor Trustee or to Resigning Trustee), under the terms of any of the executed instruments in connection with the resignation of Resigning Trustee, and the appointment of Successor Trustee, in the name and on behalf of the Corporation as any of such officers, in his/her discretion, may deem necessary or advisable to effectuate or carry out the purposes and intent of the foregoing resolutions; and to perform any of the Corporation’s obligations under the instruments and agreements executed on behalf of the Corporation in connection with the resignation of Resigning Trustee and the appointment of Successor Trustee.

IN WITNESS WHEREOF, I have hereunto set my hand as              and have affixed the seal of the Corporation this      day of             , 2006.

By:
Name:
Title:

[SEAL]

EXHIBIT C

[COMPANY LETTERHEAD]

NOTICE

To the Holders of:

5.25% Senior Notes due 2015	CUSIP # 055451AB4
5.00% Senior Notes due 2010	CUSIP # 055451AC2
4.8% Senior Notes due 2013	CUSIP # 055451AA6

of BHP Billiton Finance (USA) Limited

NOTICE IS HEREBY GIVEN, pursuant to Section 610 of the Indenture (the “Indenture”), dated as of April 17, 2003, by and between BHP Billiton Finance (USA) Limited (ABN 49 057 525 505) (the “Company”), BHP Billiton Limited (ABN 49 004 028 077), BHP Billiton Plc (the “Guarantors”) and Citibank, N.A., as Trustee (the “Trustee”), and Citibank, N.A., as Trustee, that Citibank, N.A. has resigned as Trustee, Security Registrar and Paying Agent under the Indenture.

Pursuant to Section 610 of the Indenture, The Bank of New York, a corporation duly organized and existing under the laws of the State of New York, has accepted appointment as Trustee, Security Registrar and Paying Agent under the Indenture. The address of the corporate trust office of the successor Trustee is 101 Barclay Street, 4E, New York, New York 10286.

Citibank’s resignation as Trustee, Security Registrar and Paying Agent and The Bank of New York’s appointment as successor Trustee, Security Registrar and Paying Agent were effective as of the opening of business on November 13, 2006.

Dated:

                    , 2006

BHP Billiton Finance (USA) Limited